(d)(35)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1 dated as of July 12, 2022 (“Amendment No. 1”) to the Investment Sub-Advisory Agreement dated as of July 16, 2020 (“Agreement”) between Equitable Investment Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“EIM” or “Adviser”) and Janus Henderson Investors US LLC (formerly, Janus Capital Management LLC), a limited liability company organized in the State of Delaware (“Janus” or “Sub-Adviser”).

EIM and Janus agree to modify the Agreement as follows:

1.    Effective January 1, 2022 Janus Capital Management LLC was renamed Janus Henderson Investors US LLC. All references to Janus Capital Management LLC are hereby deleted and replaced with Janus Henderson Investors US LLC.

2.    Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		JANUS HENDERSON INVESTORS US LLC

By:	/s/ Kenneth Kozlowski	By:	/s/ Russ Shipman
	Kenneth Kozlowski		Russ Shipman
	Director, Executive Vice President and Chief Investment Officer		Head of Retirement Sales & Strategy

APPENDIX A

TO

AMENDMENT NO. 1 TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate**
EQ/Janus Enterprise Portfolio*	0.40% of the Sub-Adviser Allocation Portion’s average daily net assets up to and including $500 million; and 0.35% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $500 million.

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.